Exhibit 1(b)

SECOND AMENDMENT TO SALES AGENCY FINANCING AGREEMENT

SECOND AMENDMENT dated May 9, 2012 (this “Second Amendment”) to the Sales Agency Financing Agreement (the “Sales Agency Financing Agreement”) dated as of April 2, 2010 by and among WESTAR ENERGY, INC., a Kansas corporation (the “Company”), BNY MELLON CAPITAL MARKETS, LLC, a registered broker-dealer organized under the laws of Delaware (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares thereunder, “BNYMCM” and in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares thereunder, the “Forward Seller”) and THE BANK OF NEW YORK MELLON (as counterparty under any Forward Contract, the “Forward Purchaser”), as amended by the Amendment to Sales Agency Financing Agreement (the “First Amendment”) dated as of May 26, 2010 by and among the Company, BNYMCM and the Forward Purchaser in their respective capacities set forth above.

WITNESSETH:

WHEREAS, the parties hereto desire to make the amendment specified below to the Sales Agency Financing Agreement (as amended by the First Amendment, the “Amended Sales Agency Financing Agreement”) and to reaffirm the Amended Sales Agency Financing Agreement as so amended;

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Amended Sales Agency Financing Agreement has the meaning assigned to such term in the Amended Sales Agency Financing Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Amended Sales Agency Financing Agreement shall, after this Second Amendment becomes effective, refer to the Amended Sales Agency Financing Agreement as amended hereby.

Section 2. Amendment. The last sentence of Section 2.01(a)(ii) of the Amended Sales Agency Financing Agreement is amended and restated in its entirety to read:

Notwithstanding anything herein to the contrary, no Transaction Notice that specifies that it relates to a “Forward” shall specify a “Term” that exceeds 18 months.

Section 3. Effectiveness. This Second Amendment shall become effective upon receipt by BNYMCM of counterparts hereof signed by each of the parties hereto.

Section 4. Entire Agreement. This Second Amendment constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 5. Severability. This Second Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Second Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Second Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 6. Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Second Amendment.

Section 7. Titles And Headings. Titles, captions and headings of the sections of this Second Amendment are for convenience of reference only and shall not affect the construction of any provision of this Second Amendment.

Section 8. Governing Law: Jurisdiction. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Second Amendment or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9. Waiver Of Jury Trial. Each of the Company, BNYMCM, the Forward Seller and the Forward Purchaser hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Second Amendment.

Section 10. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Second Amendment by one party to the other may be made by facsimile transmission.

Section 11. Effect Of Amendment. Except as expressly amended by this Second Amendment, the provisions of the Amended Sales Agency Financing Agreement remain in full force and effect. The parties hereto agree that the Amended Sales Agency Financing Agreement shall be amended as described herein and hereby reaffirm the Amended Sales Agency Financing Agreement as so amended.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

WESTAR ENERGY, INC.

By:     /s/ Anthony D. Somma _
Name: Anthony D. Somma
Title: Senior Vice President,
Chief Financial Officer and Treasurer

BNY MELLON CAPITAL MARKETS, LLC, as agent for the Company and as Forward Seller

By:     /s/ Daniel de Menocal _
Name: Daniel de Menocal
Title: Managing Director

THE BANK OF NEW YORK MELLON, as Forward Purchaser

By:     /s/ James McAuliffe _
Name: James McAuliffe
Title: Managing Director